News Release
Amkor Reports Fourth Quarter Sales and
Record Full Year 2006 Sales and Net Income
CHANDLER, Ariz., February 7, 2007 — Amkor Technology, Inc. (NASDAQ: AMKR) reported fourth quarter 2006 sales of $683 million, up 6% from the fourth quarter of 2005 and down 4% sequentially from the third quarter of 2006. Amkor’s fourth quarter 2006 net income was $59 million, or $0.30 per diluted share, compared with net income of $54 million, or $0.30 per diluted share, in the fourth quarter of 2005 which included a $9.9 million tax benefit.
For the full year 2006, Amkor’s net sales were a record $2.7 billion, up 30% over 2005. Amkor’s full year 2006 net income was a record $170 million, or $0.90 per diluted share. For 2005, Amkor had a net loss of $137 million, or ($0.78) per share, which included a charge of $50 million for legal settlements.
“One year ago we commenced a process of refocusing Amkor for long-term success, with a commitment to streamline our corporate organization, enhance operational effectiveness, improve profitability and strengthen our cash flow,” said James Kim, Chairman and Chief Executive Officer. “During the past year our management team kept a sharp focus on these objectives. We maintained a disciplined approach to capital spending; we enriched our product mix; we leveraged our technological leadership; we significantly increased our Flip Chip related business; we successfully expanded our test and bumping capabilities in Singapore; we are building scale in China; we improved gross and operating margins; and we continued to reposition our capital structure and reduce debt.
“I am pleased with the operating performance we achieved in 2006 and the corresponding improvement in our financial results. We have made excellent progress in reaching our objectives and I believe we have established a solid foundation for long-term profitable growth,” said Kim.
“Our fourth quarter saw continued strong demand in 3D package solutions and Flip Chip packages for high performance applications, including all three major game consoles, networking and communications modules, offset by a decline in demand for packages supporting wireless and other mobile devices,” said Kim. “Our test business strengthened during the fourth quarter as we continued to build scale in Singapore and increase our capabilities in Korea.”
“Following an extended period of exceptionally strong growth, we expect to experience a seasonal decline in the first quarter of 2007,” said Kim. “As we go through 2007, we will continue to exercise discipline in our capital investments, with an ongoing focus on improving our productivity, building our capabilities in technology and key growth areas, and strengthening our IT systems. I believe this will position Amkor to achieve sustainable profitability and generate positive free cash flow, which should allow us to further de-lever our capital structure.”
“While fourth quarter sales were in the mid range of guidance, our gross margin of 25.3% was better than expected, principally as a result of a change in product mix,” said Ken Joyce, Amkor’s Chief Financial Officer.

“Our growth in Flip Chip business during the quarter was partially masked by a mix-shift, as a greater proportion of substrates were consigned by customers, instead of procured by Amkor. The associated reduction in materials reduced the average selling price for Flip Chip packages but increased gross margin.”
“SG&A expenses for professional fees associated with the investigations of our historical stock options granting practices were approximately $2.5 million in the fourth quarter, compared with $10.2 million in the third quarter,” said Joyce. “During the fourth quarter, we also increased our employee bonus and profit sharing accruals in recognition of our improved financial performance. Excluding the impact of these adjustments, fourth quarter SG&A was up slightly from the third quarter.”
“Capital additions totaled $55 million in the fourth quarter and $299 million for the full year. Our capacity expansion has been focused on strategic growth areas, including wafer bump, wafer level packaging, Flip Chip and test,” said Joyce. “We are currently targeting first quarter 2007 capital additions of $70 million and full year capital additions in the range of $250 — $300 million. We are prepared to adjust these figures depending on business conditions.”
“We have achieved positive free cash flow for the past five quarters, and given our current view of business conditions, we anticipate this trend should continue throughout 2007,” said Joyce. “We plan to use existing cash resources to retire the remaining $142 million in 5% convertible notes at maturity in March 2007.”
For 2007, we anticipate an effective tax rate of 10% which reflects the utilization of U.S. and foreign net operating loss carryforwards and tax holidays in certain of our foreign jurisdictions. At December 31, 2006, Amkor had U.S. net operating losses available for carryforward totaling $363 million expiring through 2025. Additionally, at December 31, 2006, we had $51 million of non-U.S. operating losses available for carryforward, expiring through 2011.
Selected operating data for the fourth quarter 2006 is included in a section before the financial tables.
Business Outlook
On the basis of our customers’ forecasts, we have the following expectations for the first quarter of 2007:
•	Sales down 4% to 8% from the fourth quarter of 2006

•	Gross margin of approximately 22% to 23%

•	Net income in the range of $0.13 to $0.18 per diluted share
Amkor will conduct a conference call on February 7, 2007 at 5:00 p.m. eastern time. The call can be accessed by dialing 303-262-2175 or by visiting the investor relations page of our web site: www.amkor.com or CCBN’s website, www.companyboardroom.com. An archive of the webcast can be accessed through the same links and will be available until our next quarterly earnings conference call. An audio replay of the call will be available for 48 hours following the conference call by dialing 303-590-3000 passcode: 11081233.

About Amkor
Amkor is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, statements regarding the following: expectations regarding a seasonal decline in the first quarter of 2007; plans to exercise discipline in our capital investments, focus on improving productivity, build capabilities in technology and key growth areas, and strengthen IT systems; expectations regarding 2007 capital expenditures; expectations to achieve positive free cash flow throughout 2007; plans to use cash resources to retire the convertible notes due 2007; expectations regarding the effective tax rate for full year 2007 and the level of operating loss carryforwards; and the statements regarding sales, gross margin and net income per diluted share contained under Business Outlook. These forward-looking statements are subject to a number of risks and uncertainties that could affect future results and cause actual results and events to differ materially from historical and expected results, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; inability to achieve high capacity utilization rates; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; curtailment of outsourcing by our customers; our substantial indebtedness and restrictive covenants; failure to realize sufficient cash flow to fund capital expenditures; deterioration of the U.S. or other economies; the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters; the outcome of the pending SEC investigation; worldwide economic effects of terrorist attacks, natural disasters and military conflict; competitive pricing and declines in average selling prices; timing and volume of orders relative to the production capacity; fluctuations in manufacturing yields; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental regulations; and technological challenges.
Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect the company’s operating results and financial condition is detailed in the company’s filings with the Securities and Exchange Commission, including Form 10-K/A for the year ended December 31, 2005, Form 10-Q/A for the quarter ended March 31, 2006, Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, and current reports on Form 8-K. Amkor undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this document.
Contact:
     Jeffrey Luth
     VP Corporate Communications
     480-821-5000 ext. 5130
     jluth@amkor.com
(selected operating data and tables to follow)

Selected operating data for the fourth quarter and full year 2006

		4th Quarter		Full Year

•	Capital additions	$55 million		$299 million
	Net decrease in related accounts payable and deposits	$9 million		$17 million

	Payments for property, plant & equipment	$64 million		$316 million

•	Depreciation and amortization	$71 million		$274 million

•	Free cash flow *	$79 million		$208 million

* Reconciliation of free cash flow to the most directly comparable GAAP measure:

	Net cash provided by operating activities	$143 million		$524 million
	Less payments for property, plant and equipment	($64 million	)	($316 million	)

	Free cash flow from continuing operations	$79 million		$208 million

We define free cash flow as net cash provided by operating activities less payments for property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital expenditures. However, this measure should be considered in addition to, and not as a substitute, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.
For the Fourth Quarter of 2006:
•	Capacity utilization was approximately 79%

•	Fourth quarter assembly unit shipments were 2.2 billion, down 2% from Q3 2006 Full year 2006 assembly units were 8.8 billion, up 18% from the full year 2005

•	Our top ten customers accounted for 46% of net sales

•	End market distribution (an approximation based on a sampling of our largest customers):

Communications	36%
Consumer	33%
Computing	21%
Other	10%
•	As a percentage of net sales:

Laminate packages	50%
Leadframe packages	34%
Other	5%
Test	11%
(tables to follow)

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In thousands, except per share data)
Net sales	$683,011	$643,492	$2,728,560	$2,099,949
Cost of sales	509,879	487,821	2,053,600	1,744,178

Gross profit	173,132	155,671	674,960	355,771

Operating expenses:
Selling, general and administrative	62,494	56,262	250,142	243,319
Research and development	9,337	9,653	38,735	37,347
Provision for legal settlements and contingencies	—	—	1,000	50,000
Gain on sale of specialty test operations	—	(4,408)	—	(4,408)

Total operating expenses	71,831	61,507	289,877	326,258

Operating income	101,301	94,164	385,083	29,513

Other (income) expense:
Interest expense, net	36,477	42,584	154,807	165,351
Interest expense, related party	1,563	521	6,477	521
Foreign currency loss (gain), net	1,783	4,688	13,255	9,318
Debt retirement costs, net	—	—	27,389	—
Other (income) expense, net	(836)	(3,024)	661	(389)

Total other expense, net	38,987	44,769	202,589	174,801

Income (loss) before income taxes and minority interests	62,314	49,395	182,494	(145,288)
Income tax expense (benefit)	2,743	(5,226)	11,208	(5,551)

Income (loss) before minority interests	59,571	54,621	171,286	(139,737)
Minority interests, net of tax	(524)	(685)	(1,202)	2,502

Net income (loss)	$59,047	$53,936	$170,084	$(137,235)

Net income (loss) per common share:
Basic	$0.33	$0.31	$0.96	$(0.78)

Diluted	$0.30	$0.30	$0.90	$(0.78)

Shares used in computing net income (loss) per common share:
Basic	178,109	176,721	177,682	176,385

Diluted	205,124	181,220	199,556	176,385

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2006	2005
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$244,694	$206,575
Restricted cash	2,478	—
Accounts receivable:
Trade, net of allowances	380,888	381,495
Other	5,969	5,089
Inventories, net	164,178	138,109
Other current assets	39,650	35,222

Total current assets	837,857	766,490

Property, plant and equipment, net	1,443,603	1,419,472
Goodwill	671,900	653,717
Intangibles, net	29,694	38,391
Investments	6,675	9,668
Restricted cash	1,688	1,747
Other assets	49,847	65,606

Total assets	$3,041,264	$2,955,091

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$185,414	$184,389
Trade accounts payable	291,847	326,712
Accrued expenses	145,501	124,027

Total current liabilities	622,762	635,128
Long-term debt	1,719,901	1,856,247
Long-term debt, related party	100,000	100,000
Pension and severance obligations	170,070	129,752
Other non-current liabilities	30,008	6,109

Total liabilities	2,642,741	2,727,236

Commitments and contingencies
Minority interests	4,603	3,950

Stockholders’ equity:
Preferred stock	—	—
Common stock	178	178
Additional paid-in capital	1,441,194	1,431,543
Accumulated deficit	(1,041,390)	(1,211,474)
Accumulated other comprehensive income (loss)	(6,062)	3,658

Total stockholders’ equity	393,920	223,905

Total liabilities and stockholders’ equity	$3,041,264	$2,955,091

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended
	December 31,
	2006	2005
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$170,084	$(137,235)
Depreciation and amortization	273,845	248,637
Other operating activities and non-cash items	56,030	45,369
Changes in assets and liabilities	23,671	(59,614)

Net cash provided by operating activities	523,630	97,157

Cash flows from investing activities:
Payments for property, plant and equipment	(315,873)	(295,943)
Proceeds from the sale of property, plant and equipment	4,449	1,596
Other investing activities	(3,373)	(12,663)

Net cash used in investing activities	(314,797)	(307,010)

Cash flows from financing activities:
Net change in bank overdrafts	—	(102)
Borrowings under revolving credit facilities	233,212	120,405
Payments under revolving credit facilities	(237,933)	(120,727)
Proceeds from issuance of long-term debt	590,000	216,317
Payments for debt issuance costs	(15,099)	(2,187)
Payments on long-term debt	(744,392)	(168,872)
Proceeds from issuance of stock through stock compensation plans	4,981	2,804

Net cash (used in) provided by financing activities	(169,231)	47,638

Effect of exchange rate fluctuations on cash and cash equivalents	(1,483)	(3,494)

Net increase (decrease) in cash and cash equivalents	38,119	(165,709)
Cash and cash equivalents, beginning of period	206,575	372,284

Cash and cash equivalents, end of period	$244,694	$206,575